Exhibit 99

[DOMINION LOGO]
FOR IMMEDIATE RELEASE
April 20, 2004
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com Hunter Applewhite (804) 819-2043, hunter_applewhite@dom.com
Analysts:	Joe O'Hare (804) 819-2156, joseph_ohare@dom.com

DOMINION ANNOUNCES FIRST-QUARTER EARNINGS

  Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., - Dominion (NYSE: D) announced today net income prepared in accordance with Generally Accepted Accounting Principles (GAAP) for the three months ended March 31, 2004, of $444 million ($1.36 per share) compared to net income of $508 million ($1.64 per share) for the same period last year.

Operating earnings, which are defined as GAAP earnings adjusted for certain items, were $448 million ($1.37 per share) for the three months ended March 31, 2004, compared to operating earnings of $475 million ($1.53 per share) for the same period in 2003.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the Board of Directors and for the company's profit sharing plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors.

Thos. E. Capps, chairman and chief executive officer, said:

"We achieved our first quarter results in spite of pressure on several areas of our business. While we did benefit by 4-cents per share as a result of colder than normal weather, it was more than offset by a negative 6-cent per share mark-to-market impact of our corporate hedge on future 2004 natural gas production, an effect that is strictly timing in nature.

"The fact that this performance comes in a quarter when our earnings power was affected by dampened volatility in the wholesale energy sector, is evidence that our fully-integrated model is poised to usher in a return to earnings-per-share growth.

"A positive component for Dominion's future potential earnings growth is the April 14 signing into law of the extension of the capped rate period in our Virginia service territory. The law extends base rates through Dec. 31, 2010, maintains our current fuel recovery factor until July 1, 2007 and allows for a one-time adjustment to the fuel factor in 2007 for expected fuel costs during the period from July 1, 2007 to Dec. 31, 2010. Although the risk of fuel expense shifts to our shareholders, we believe we have the appropriate assets and skill sets to create more cash flow, earnings and value during the next three years than would have been possible under the traditional fuel recovery mechanism."

The company will recognize an estimated $23 million after-tax charge to earnings in the second quarter of 2004 for fuel expenses no longer recoverable under the new law.

Capps said: "There will be an initial cost to Dominion's shareholders. Accordingly, we are lowering our 2004 operating earnings guidance to a range of $4.75 to $4.90 per share from the previous range of $4.80 to $5.00 per share. This is a small price to pay for the extension of our base rates and the opportunity to improve net income in future years. I and other members of Dominion management look forward to discussing the impacts of the new law on future earnings at our analyst meeting in New York on May 6th."

Operating earnings guidance for 2005 is $5.10 to $5.20 per share. Dominion expects operating earnings growth of 5 to 7 percent annually in 2006, 2007 and 2008. "Based on a number of positive factors, we are optimistic that our business model will produce earnings at the upper end of this growth range," Capps said.

In providing operating earnings guidance, Dominion management is aware of potential differences between 2004 operating earnings and GAAP-earnings. In addition to differences recorded in the first quarter, Dominion will continue to account for the company's telecom business as discontinued operations. At this time Dominion management is not able to accurately estimate any income or loss from discontinued operations, or if there will be any incremental gain or loss from the disposal of the telecom business. Therefore, Dominion is not able at this time to provide a corresponding GAAP equivalent for 2004 earnings per share guidance. Dominion management is not aware of potential differences between 2005 operating earnings and GAAP-earnings.

May 6 analyst meeting

Dominion will host an analyst meeting on May 6 in New York, where management will discuss in detail the provisions of the new Virginia law. Individuals interested in attending should visit www.dom.com/investors/rsvp.jsp or contact investor relations at (804) 819-2155. For those not able to attend, the analyst meeting will be webcast.

Earnings breakdown by operating segment

Dominion Delivery earned $166 million (51 cents per share) in the first quarter of 2004 compared to $159 million (51 cents per share) in the first quarter of 2003. The change is primarily attributable to customer growth and other margins, partially offset by comparatively milder weather in the electric and gas franchise areas.

Dominion Energy earned $69 million (21 cents per share) in the first quarter of 2004 compared to $173 million (56 cents per share) in the first quarter of 2003. The decrease is primarily attributable to lower contributions from Dominion Energy Clearinghouse, lower electric transmission margins and other factors, partially offset by higher contributions from the Cove Point liquefied natural gas facility.

Dominion Generation earned $144 million (44 cents per share) in the first quarter of 2004 compared to $111 million (36 cents per share) in the first quarter of 2003. The increase is primarily attributable to customer growth, the contribution from Millstone Power Station and lower purchased power capacity expenses, partially offset by comparatively milder weather in the electric franchise area and other factors.

Dominion E&P earned $129 million (39 cents per share) in the first quarter of 2004 compared to $106 million (34 cents per share) in the first quarter of 2003. The change is primarily attributable to the positive impact of revenue recognized from the delivery of reserves sold under a volumetric production payment agreement, net of related lower production volumes, and reduced O&M expenses, partially offset by lower average realized prices, a higher depreciation, depletion and amortization rate and other factors.

The impact of the corporate segment on first quarter 2004 GAAP earnings was negative $64 million (19 cents per share) compared to negative $41 million (13 cents per share) in the first quarter of 2003. The corporate operating earnings impact was negative $60 million (18 cents per share) compared to negative $74 million (24 cents per share) in the first quarter of 2003. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors.

Company reaffirms position on officer stock loans

To finance the acquisition of Dominion common stock to meet newly established ownership guidelines, the company arranged an Executive Stock Purchase and Loan Program with a bank in February 2000.

As the company informed investors during its fourth quarter 2003 earnings call, between now and February 2005 certain executive officers may exercise options for the sole purpose of paying off these loans. These exercises could occur at anytime over the next year and could occur individually or in one or more bulk trades. Officers are also authorized to sell a sufficient number of directly owned Dominion shares to repay any part of their loans outstanding after application of cash received from any option exercise.

The stock ownership guidelines are still in place and, after any option exercises or stock sales used to pay off these loans, executive officers will not be allowed to sell any stock prior to retirement without forfeiture of certain company benefits.

Conference call for investors / media

Dominion will host a conference call today at 10 a.m. EDT to discuss first-quarter 2004 results and other issues of interest to investors.

Domestic investors who wish to participate in the conference call should dial 877-258-8840. International investors should dial 973-935-2067. Participants should dial in five to 10 minutes prior to the scheduled start time. Members of the media are also invited to listen.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors.

A replay of the conference call will be available from approximately 11 a.m. EDT, April 20, until 11 p.m. EDT, April 27. Domestic investors may access the recording by dialing 877-519-4471. International callers should dial 973-341-3080 to access the recording. The PIN for the conference call replay is 4682150. Additionally, a replay of the webcast will be available on the company's investor information page by the end of the day, April 20.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.4 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5.3 million retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2004 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, including changes in the cost of fuel for our regulated electric business, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, failure to complete the expected sale of our telecommunications business, and other uncertainties. Other risk factors are detailed from time to time in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

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Schedule 1

Dominion
Preliminary Segment Operating Earnings
1st Quarter 2004

(millions, except earnings per share)
	Three months ended March 31
	2004	2003
Operating Revenues & Income	$3,879	$3,579

Earnings:
Dominion Delivery	$166	$159
Dominion Energy	69	173
Dominion Generation	144	111
Dominion Exploration & Production	129	106
Corporate & Other	(60)	(74)
OPERATING EARNINGS	$448	$475
Items excluded from operating earnings *	(4)	33
REPORTED NET INCOME	$444	$508

Common Shares Outstanding (average, diluted)	326.7	309.7

Earnings Per Share (EPS)
Dominion Delivery	$0.51	$0.51
Dominion Energy	0.21	0.56
Dominion Generation	0.44	0.36
Dominion Exploration & Production	0.39	0.34
Corporate & Other	(0.18)	(0.24)
OPERATING EPS	$1.37	$1.53
Items excluded from operating EPS *	(0.01)	0.11
REPORTED EPS	$1.36	$1.64

*Summary of items excluded from operating earnings

After-tax
Dominion Capital related charges	$(26)
Telecom related charges	$(8)	$(63)
Enron settlement	$2
Hurricane Isabel - True-up of previous estimates	$10
CNGI - True-up of previous estimate of impairment	$18
Severance costs		$(17)
Accounting changes		$113

EPS impact
Dominion Capital related charges	$(0.08)
Telecom related charges	$(0.02)	$(0.20)
Enron settlement	$0.01
Hurricane Isabel - True-up of previous estimates	$0.03
CNGI - True-up of previous estimate of impairment	$0.05
Severance costs		$(0.06)
Accounting changes		$0.37

Note: See schedule 2 for additional detail related to items excluded from operating earnings

Schedule 2

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2004 Earnings (three months ended March 31, 2004)

The net effect of the following items, all shown on an after-tax basis, are included in 2004 reported earnings, but are excluded from operating earnings:

  $26 million of charges (8 cents per share) related to Dominion Capital, including: $23 million (7 cents per share) of asset impairments, and a $3 million (1 cent per share) loss on the sale of certain operating company assets;
  $8 million charge (2 cents per share) representing losses from our discontinued telecom operations;
  $2 million gain (1 cent per share) related to settlement of certain Enron contracts;
  $10 million gain (3 cents per share) related to the true-up of the Hurricane Isabel restoration cost estimate; and
  $18 million gain (5 cents per share) related to the true-up of estimated impairment of CNG International assets held for sale.
(millions, except per share amounts)	1Q04	2Q04	3Q04	4Q04	FY 2004
Operating earnings	$448				$448
After-tax items:
Dominion Capital related charges	(26)				(26)
Telecom - discontinued operations	(8)				(8)
Enron settlement - True-up of previous estimates	2				2
Hurricane Isabel - True-up of previous estimates	10				10
CNGI - Fair value adjustment of assets held for sale	18				18
Reported net income	$444	$ -	$ -	$ -	$444

Common shares outstanding (average, diluted)	326.7				326.7

Operating earnings per share	$1.37				$1.37
After-tax items:
Dominion Capital related charges	(0.08)				(0.08)
Telecom - discontinued operations	(0.02)				(0.02)
Enron settlement - True-up of previous estimates	0.01				0.01
Hurricane Isabel - True-up of previous estimates	0.03				0.03
CNGI - Fair value adjustment of assets held for sale	0.05				0.05
Reported earnings per share	$1.36	$ -	$ -	$ -	$1.36

Schedule 2 (continued)

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2003 Earnings (twelve months ended December 31, 2003)

The net effect of the following items, all shown on an after-tax basis, are included in 2003 reported earnings, but are excluded from operating earnings:

  $750 million of charges ($2.35 per share) related to our investment in and planned sale of Dominion Telecom, including: $674 million ($2.11 per share) of impairments; $35 million (11 cents per share) for costs of obtaining consent and tender of DFV notes; $13 million (4 cents per share) for reallocation of equity losses; $28 million (9 cents per share), representing losses from discontinued operations since being classified as held for sale;
  $122 million (38 cents per share) in restoration expenses from Hurricane Isabel;
  $81 million (25 cents per share) of asset impairments at Dominion Capital;
  $69 million (22 cents per share) impairment of CNG International assets held for sale;
  $65 million charge (20 cents per share) related to the termination of a power purchase contract, resulting from the acquisition of a nonutility generating facility;
  $28 million of net charges (9 cents per share), representing the combined impact of the following: $180 million gain (57 cents per share) representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143, Accounting for Asset Retirement Obligations; $114 million of charges (36 cents per share) comprised of a $75 million charge (24 cents per share), representing the cumulative effect of a change in accounting principle from adopting SFAS No. 133 Implementation Issue C20, Interpretation of the Meaning of 'Not Clearly and Closely Related' in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature, and a $39 million charge (12 cents per share) related to subsequent restructuring of contracts; $67 million charge (21 cents per share) representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities; $27 million charge (9 cents per share) representing the cumulative effect of a change in accounting principle from adopting FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R) for our interests in special purpose entities; and
  $16 million charge (6 cents per share) for severance costs related to workforce reductions.
(millions, except per share amounts)	1Q03	2Q03	3Q03	4Q03	FY 2003
Operating earnings	$475	$270	$430	$274	$1,449
After-tax items:
Telecom related charges	(63)	(5)	(582)	(100)	(750)
Hurricane Isabel			(80)	(42)	(122)
Dominion Capital - Impairment of assets			(21)	(60)	(81)
CNGI - Impairment of assets held for sale		(25)		(44)	(69)
Termination of power purchase contracts			(3)	(62)	(65)
Accounting changes and related items	113			(141)	(28)
Severance costs	(17)			1	(16)
Reported net income (loss)	$508	$240	($256)	($174)	$318

Average shares outstanding, diluted	309.7	315.9	324.2	325.4	318.8

Operating earnings per share	$1.53	$0.86	$1.33	$0.84	$4.55
After-tax items:
Telecom related charges	(0.20)	(0.02)	(1.80)	(0.31)	(2.35)
Hurricane Isabel			(0.25)	(0.13)	(0.38)
Dominion Capital - Impairment of assets			(0.06)	(0.18)	(0.25)
CNGI - Impairment of assets held for sale		(0.08)		(0.14)	(0.22)
Termination of power purchase contracts			(0.01)	(0.19)	(0.20)
Accounting changes and related items	0.37			(0.43)	(0.09)
Severance costs	(0.06)				(0.06)
Reported net income (loss) per share	$1.64	$0.76	($0.79)	($0.54)	$1.00

* Figures may not add due to rounding
   Full-year EPS may not equal sum of quarters due to share count differences

Schedule 3

Dominion
Preliminary 1st Quarter Variance Reconciliation (unaudited)
	1Q'04 vs. 1Q'03 Reported Earnings Variance (cents per share)	1Q'04 vs. 1Q'03 Operating Earnings Variance (cents per share)

Reconciling Items

Dominion Total
($1.36 per share 1Q'04 vs. $1.64 per share 1Q'03 reported)	(28)
($1.37 per share 1Q'04 vs. $1.53 per share 1Q'03 operating)		(16)

Dominion Delivery
(51 cents per share 1Q'04 vs. 51 cents per share 1Q'03)
Customer growth	1	1
Weather - electric	(1)	(1)
Weather - gas	(2)	(2)
Other margins	5	5
Share dilution	(3)	(3)
Dominion Delivery Total	0	0

Dominion Energy
(21 cents per share 1Q'04 vs. 56 cents per share 1Q'03)
Energy Clearinghouse	(32)	(32)
Cove Point	1	1
Electric transmission margins	(2)	(2)
Other	(1)	(1)
Share dilution	(1)	(1)
Dominion Energy Total	(35)	(35)

Dominion Generation
(44 cents per share 1Q'04 vs. 36 cents per share 1Q'03)
Customer growth	2	2
Weather	(3)	(3)
Millstone	11	11
Capacity expenses	2	2
Other	(2)	(2)
Share dilution	(2)	(2)
Dominion Generation Total	8	8

Dominion E&P
(39 cents per share 1Q'04 vs. 34 cents per share 1Q'03)
Average realized prices	(1)	(1)
Production	(3)	(3)
VPP	6	6
DD&A Rate	(2)	(2)
O&M expense	9	9
Other	(2)	(2)
Share dilution	(2)	(2)
Dominion E&P Total	5	5

Corporate & Other
(-19 per share 1Q'04 vs. -13 cents per share 1Q'03 reported)
(-18 cents per share 1Q'04 vs. -24 cents per share 1Q'03 operating)
Expenses and share dilution	6	6
Specific items excluded from operating earnings *	(12)
Corporate & Other Total	(6)	6

* Refer to schedules 1 and 2 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.